Goodwin Procter llp Counselors at Law The New York Times Building 620 Eighth Avenue New York, NY 10018-1405	T: 212.813.8800 F: 212.355.3333 goodwinprocter.com

December 7, 2010

IntraLinks Holdings, Inc.
150 East 42nd Street, 8th Floor
New York, NY 10017

Re:           Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of an initial Registration Statement on Form S-1 (File No. 333-170694) (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and a second Registration Statement on Form S-1 filed on the date hereof pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”).  This opinion letter is furnished to you in connection with your filing of the 462(b) Registration Statement, relating to the registration of the offering of up to 1,150,000 shares (the “Selling Stockholder Shares”) of IntraLinks Holdings, Inc., a Delaware corporation (the “Company”), common stock, $0.001 par value per share, to be sold by the selling stockholders listed in the Initial Registration Statement, including 150,000 Selling Stockholder Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Selling Stockholders. The Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

IntraLinks Holdings, Inc.
December 7, 2010

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp

GOODWIN PROCTER llp